Item 24. (b). Exhibit 4.xii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider modifies the Contract to which it is attached so that it may qualify as a Roth Individual Retirement Annuity (Roth IRA) under Section 408A of the Internal Revenue Code (Code) and the Regulations under that Section. In the case of a conflict with any provision in the Contract, the provisions of this rider will control. The effective date of this rider is the date the rider is attached to the Contract. Where appropriate, the word “certificate” shall be substituted for the word “contract”, the word “participant” shall be substituted for the word “owner” or “contract owner”, and the word “endorsement” shall be substituted for the word “rider”. The Contract is modified as follows:

1.

The Contract Owner and the Annuitant shall be the same individual; neither may be changed and there shall be no Joint Contract Owner. Hereafter all references to the Contract Owner shall include the Annuitant.

2.	The interest of the Contract Owner under this Contract shall be nonforfeitable.

3.

The Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)) to any person other than to the Company.

4.

This Contract is established for the exclusive benefit of the Contract Owner and his or her Beneficiary(ies). If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased individual, references in this document to “Contract Owner” or “individual” are to the deceased individual.

5.

(a) Except in the case of a rollover contribution (as defined in paragraph (g) of this section 5), or a recharacterization (as defined in paragraph (f) of this section 5), no contributions will be accepted unless they are in cash, and the total of such contributions to all the Contract Owner’s Roth IRAs for a taxable year do not exceed the applicable amount (as defined in paragraph (b) of this section 5), or the individual’s compensation (as defined in paragraph (h) of this section 5), if less, for that taxable year. The contribution described in the previous sentence that may not exceed the lesser of the applicable amount or that individual’s compensation is referred to as a “regular contribution.” However, notwithstanding the preceding limits on contributions, a Contract Owner may make additional contributions specifically authorized by statute – such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation. Contributions may be limited under (c) through (e) below.

(b) Applicable Amount. The applicable amount is determined below.

(1)

If the Contract Owner is under age 50, the applicable amount is $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 219(b)(5)(D). Such adjustments will be in multiples of $500.

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(2)	If the Contract Owner is 50 or older, the applicable amount under paragraph (1) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

(c)	Regular Contribution Limit. The maximum regular contribution that can be made to all of the Contract Owner’s Roth IRAs for a taxable year is the smaller amount determined under (1) or (2) of this section 5(c).

(1)	The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income in accordance with the following table:

Filing Status	Full Contribution	Phase-out Range	No Contribution

Modified AGI
Single or Head
of Household	$95,000 or less	Between $95,000 and $110,000	$110,000 or more

Joint Return or Qualifying Widow(er)	$150,000 or less	Between $150,000 and $160,000	$160,000 or more

Married- Separate Return	$0	Between $0 and $10,000	$10,000 or more

An individual’s modified adjusted gross income (“modified AGI”) for a taxable year is defined in Code section 408A(c)(3) and does not include any amount included in adjusted gross income as a result of a qualified rollover contribution. If the Contract Owner’s modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 408A(c)(3). Such adjustments will be in multiples of $1,000.

(2)

If the Contract Owner makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the individual’s Roth IRAs for that taxable year is reduced by the regular contributions made to the Contract Owner’s non-Roth IRAs for the taxable year.

(d)

SIMPLE IRA limits. No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Contract Owner first participated in that employer’s SIMPLE IRA plan.

(e)	Inherited IRAs. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C), no contributions will be accepted.

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(f)

Recharacterization. A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the Income Tax Regulations as a regular contribution to this IRA, subject to the limits in paragraph (c) of this section 5.

(g)

Qualified Rollover Contribution. A “qualified rollover contribution” is a rollover contribution of a distribution from an eligible retirement plan described in Code section 402(c)(8)(B). If the distribution is from an IRA, the rollover must meet the requirements of Code section 408(d)(3), except that the one-rollover-per-year rule of Code section 408(d)(3)(B) does not apply if the distribution is from a non-Roth IRA. If the distribution is from an eligible retirement plan other than an IRA, the rollover must meet the requirements of Code section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) or 457(e)(16), as applicable. A qualified rollover contribution also includes (1) and (2) below.

(1)

All of part of a military death gratuity or servicemembers’ group life insurance (“SGLI”) payment may be contributed if the contribution is made within 1 year of receiving the gratuity or payment. Such contributions are disregarded for purposes of the one-rollover-per-year rule under Section 408(d)(3)(B).

(2)

All or part of an airline payment (as defined in Section 125 of the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”), Pub. L. 110-458) received by certain airline employees may be contributed if the contribution is made within 180 days of receiving the payment.

(h)

Compensation. For purposes of paragraph (a) of this section 5, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income (determined without regard to Code Section 112). Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the individual’s gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making an IRA contribution. The term “compensation” also includes any differential wage payments as defined in Code Section 3401(h)(2).

6.	No amount is required to be distributed prior to the death of the Contract Owner. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C), this paragraph does not apply.

7.	(a) Notwithstanding any provision of this IRA to the contrary, the distribution of the Contract Owner’s interest in the IRA shall be made in accordance with the requirements of Code Section

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8.

408(b)(3), as modified by Code Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph (c) of this section 7) must satisfy the requirements of Code Section 408(a)(6), as modified by Code section 408A(c)(5), and the regulations thereunder, rather than the distribution rules in paragraphs (b), (c), (d), and (e) of this section 7.

(b)	Upon the death of the individual, his or her entire interest will be distributed at least as rapidly as follows:

(1)

If the designated beneficiary is someone other than the Contact Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Contract Owner’s death, or, if elected, in accordance with paragraph (b)(3) of this section 7. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) established for the benefit of a nonspouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Section 402(c)(11), then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse designated beneficiary may elect to have distributions made under this paragraph (b)(1) if the transfer is made no later than the end of the year following the year of death.

(2)

If the Contract Owner’s sole designated beneficiary is the Contract Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Contract Owner’s death (or by the end of the calendar year in which the Contract Owner would have reached age 70 1⁄2, if later), over such spouse’s life expectancy, or, if elected, in accordance with paragraph (b)(3) of this section 7. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) of this section 7. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen or in accordance with regulations promulgated under Code Section 401(a)(9)..

(3)

If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) of this section 7, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(2) of this section 7).

(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the

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number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(1) or (2) of this section 7 and reduced by 1 for each subsequent year.

(c)

The “interest” in the IRA includes the amount of any outstanding rollover, transfer or recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

(d)

For purposes of paragraph (b)(2) of this section 7, required distributions are considered to commence of the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e)

If the sole designated beneficiary is the Contract Owner’s surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required minimum distributions as a beneficiary.

9.

The issuer of a Roth individual retirement annuity shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Pia Flanagan]	[/s/ Roger W. Crandall]

[SECRETARY]	[PRESIDENT]

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